Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 25, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of U.S. Silica Holdings, Inc. on Form 10-K for the year ended December 31, 2021, as amended by a Form 10-K/A to which this consent is an exhibit. We hereby consent to the incorporation by reference of said report in the Registration Statements of U.S. Silica Holdings, Inc. on Forms S-8 (333-179480, 333-204062, 333-238198, 333-256389 and 333-265119) and Form S-3ASR (333-258323).

/s/ Grant Thornton LLP

Houston, Texas

October 21, 2022